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EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED
             CHARGES
(Unaudited)
(Dollar amounts in thousands)
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                                  Nine Months Ended                   Fiscal Year Ended
                                  October 30 October 30    January 29 January 30 February 1 February 2 February 3
                                     1993       1993         1994        1993       1992       1991      1990 *
Consolidated pretax income          $214,293  $219,315       $399,534   $375,330   $322,157   $280,778   $227,892
Fixed charges (less capitalized
interest)                            106,324   111,751        152,604    142,892    128,925    115,125    107,782

EARNINGS                            $320,617  $331,066       $552,138   $518,222   $451,082   $395,903   $335,674


Interest                             $93,569   $98,772       $130,915   $121,940   $109,386    $97,032    $91,836
Preferred stock dividends                 27        27             36         35         34         34         34
Capitalized interest                   1,764     1,655          1,882      1,646      3,574      1,928      1,504
Interest factor in rent expense       12,728    12,952         21,653     20,917     19,505     18,059     15,912

FIXED CHARGES                       $108,088  $113,406       $154,486   $144,538   $132,499   $117,053   $109,286


Ratio of earnings to fixed charges      2.97      2.92           3.57       3.59       3.40       3.38       3.07


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